                                                Filed Pursuant to Rule 424(b)(3)
                                   Registration File Nos. 33-61223 and 333-65217

Pricing Supplement No. 8 dated July 27, 1999
(To Prospectus Supplement dated June 23, 1999 and Prospectus dated June 23,
1999)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series A
                               Floating Rate Notes


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
Principal Amount:                                                      $12,000,000

CUSIP No.:                                                             15231E AE 8

Type:                                                        Regular Floating Rate

Interest Rate Basis:                                                 3 month LIBOR

Designated LIBOR Page:                                               Telerate 3750

Initial Interest Rate:                                                      5.810%

Original Issue Date:                                                 July 27, 1999

Stated Maturity:                                                     July 27, 2000

Price to Public (Issue Price per
$1,000 Principal Amount):                                                     100%

Agent's Discount or Commission:                                            $18,000
Net Proceeds to Centex (excluding
accrued interest):                                                     $11,982,000

Accrued Interest (from July 27,
1999 to July 29, 1999):                                                  $3,874.89

Spread:                                                            50 Basis Points

Interest Rate Reset Period:                                              Quarterly

Interest Reset Dates and Payment
Dates:                                           October 27, January 27, April 27,
                                                                           July 27
                                                     (commencing October 27, 1999)
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         This Pricing Supplement relates to the original issuance and sale by
Centex Corporation of the $12,000,000 Senior Medium-Term Notes, Series A, described herein (the "$12,000,000 Notes"), of which $5,000,000 is being issued and sold through Morgan Stanley & Co., Incorporated, as Agent, and $7,000,000 is being issued and sold through Banc of America Securities LLC, as Agent. The $12,000,000 Notes are being issued on terms identical to the terms of Centex Corporation's $50,000,000 Medium-Term Notes, Series A issued on July 27, 1999.
As a result, the $12,000,000 Notes described herein are being issued under the same CUSIP Number, and the purchasers of the $12,000,000 Notes will pay accrued interest as stated above.

         We may issue Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, under Registration Statement Nos. 33-61223 and 333-65217 in a principal amount of up to $200,000,000 in gross proceeds and, to date, including this offering and an offering on the date hereof of $5,000,000 of Medium-Term Notes, an aggregate of $192,000,000 has been issued.